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                                                                    Exhibit 23.1
                                        1

INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders of Tsann Kuen Japan Co., Ltd.:

We have examined the non-consolidated balance sheets of Tsann Kuen Japan Co., Ltd. as of December 31, 2000 and 1999, and the related non-consolidated statements of income and retained earnings for the years then ended, all expressed in Japanese yen. Our examinations were made in accordance with auditing standards, procedures and practices generally accepted and applied in Japan and, accordingly, included such tests of the accounting records and such other auditing procedures as we considered necessary in the circumstances.

In our opinion, the non-consolidated financial statements referred to above present fairly the financial position of Tsann Kuen Japan Co., Ltd. as of December 31, 2000 and 1999, and the results of its operations for the years then ended in conformity with accounting principles and practices generally accepted in Japan ("Japanese GAAP") applied on a consistent basis.

Our examinations were made for the purpose of forming an opinion on the basic Japanese GAAP financial statements taken as a whole. The supplemental information in Note 11 as to accounting differences between Japanese GAAP and the accounting principles generally accepted in the United States of America is presented for purposes of additional analysis and is not a required part of the basic Japanese GAAP financial statements. This information has been subjected to the auditing procedures applied in our examination of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic Japanese GAAP financial statements taken as a whole.

/S/ DELOITTE TOUCHE TOHMATSU
   TOKYO, JAPAN

January 31, 2001 (March 22, 2002 as to Note 11)